Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com

FIRM /AFFILIATE OFFICES

Barcelona	New Jersey

Brussels	New York

Chicago	Northern Virginia

Frankfurt	Orange County

Hamburg	Paris

Hong Kong	San Diego

London	San Francisco

Los Angeles	Shanghai

Madrid	Silicon Valley

Milan	Singapore

Moscow	Tokyo

Munich	Washington, D.C.

April 15, 2008

Corcept Therapeutics Incorporated

149 Commonwealth Drive

Menlo Park, CA 94025

Re:	Corcept Therapeutics Incorporated

Ladies and Gentlemen:

We have acted as special counsel to Corcept Therapeutics Incorporated, a Delaware corporation (the “Company”), in connection with resale from time to time by the selling stockholders of up to 15,331,580 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

The Shares were issued upon conversion of the Company’s Series A Preferred Stock issued pursuant to the Series A Preferred Stock Purchase Agreement, made as of May 28, 1999, by and among the Company and the investors named thereto, the Company’s Series B Preferred Stock issued pursuant to the Series B Preferred Stock Purchase Agreement, made as of January 25, 2000, by and among the Company and the investors named thereto, the Company’s Series BB Preferred Stock issued upon the conversion of certain Convertible Promissory Notes dated December 14, 2000, the Company’s Series C Preferred Stock issued pursuant to the Series C Preferred Stock Purchase Agreement, made as of May 8, 2001, by and among the Company and the investors named thereto, or were issued pursuant to the Common Stock Purchase Agreement, dated as of November 14, 2006, by and among the Company and the investors named thereto, the Common Stock Purchase Agreement, dated as of March 30, 2007, by and among the Company and the investors named thereto or the Common Stock Purchase Agreement dated as of August 16, 2007, by and among the Company and the investors named thereto.

The Shares are included in a registration statement on Form S–1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 15, 2008 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issue and sale of the Shares has been duly authorized by all necessary corporate action of the Company, and the Shares are validly issued, fully paid and nonassessable.

We bring your attention to the fact that Latham & Watkins LLP and certain of the attorneys in this firm who have rendered, and will continue to render, legal services to the Company hold shares of Common Stock and warrants exercisable for shares of Common Stock representing in the aggregate less than one percent of the Company’s common stock outstanding immediately prior to the filing of the Registration Statement.

April 15, 2008

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Validity of the Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP